                         INVESTMENT ADVISORY AND MANAGEMENT
                                 SERVICES AGREEMENT
                         FBL VARIABLE INSURANCE SERIES FUND
                        Amendment to Management Fee Schedule
                               Effective May 1, 1997


Amendment effective May 1, 1997 to the Investment Advisory and Management Fee Services Agreement dated April 6, 1987 between FBL Variable Insurance Series Fund and FBL Investment Advisory Services, Inc. ("FBLIAS"). Pursuant to a resolution adopted by the Board of Trustees on November 7, 1996, FBLIAS wished to reduce the management fee rate for the Value Growth, High Yield Bond, Managed and Money Market Portfolios of the Fund.

The fee schedule in paragraph 7 is hereby amended to reflect the reduction in management fees as follows:


                                        AVERAGE DAILY NET ASSETS
                                   FIRST          SECOND         OVER
                                   $200           $200           $200
     PORTFOLIO                     MILLION        MILLION        MILLION
     ---------                     -------        -------        -------
Managed                            0.45%          0.45%          0.45%
Value Growth                       0.45%          0.45%          0.40%
High Yield Bond                    0.45%          0.45%          0.40%
High Grade Bond                    0.30%          0.275%         0.25%
Money Market                       0.25%          0.25%          0.25%
Blue Chip                          0.20%          0.20%          0.20%

The parties hereto have caused this amendment to be executed and delivered by the persons designated below on November 7, 1996 to become effective as of the day and year first written above.

FBL INVESTMENT ADVISORY                 FBL VARIABLE INSURANCE
SERVICES, INC.                          SERIES FUND


By:  /s/ Richard D. Warming             By:  /s/ Edward M. Wiederstein
     ---------------------------             -----------------------------
     President                               President

Attest:   /s/ Dennis M. Marker          Attest:   /s/ Richard D. Harris
     ---------------------------              ----------------------------
     Secretary                               Secretary